December 22, 2016

Synergy CHC Corp.
865 Spring Street
Westbrook, ME 04092

Re: Subscription for Shares of Synergy CHC Corp.

Ladies and Gentlemen:

This Subscription Agreement (this "**Agreement**") sets forth the agreements and understandings between Knight Therapeutics (Barbados) Inc., a Barbados corporation ("**Subscriber**"), and Synergy CHC Corp., a Nevada corporation (the "**Company**"), relating to the cancellation of the Knight Warrants (as hereinafter defined) and, in consideration for such cancellation, Subscriber's subscription for, and purchase of 7,500,000 shares of common stock, par value $0.00001 per share (the "**Common Stock**") in the capital of Company (the "**Subscription Shares**").

1. Cancellation of Knight Warrants. Subscriber and the Company hereby cancel the Knight Warrants, which termination shall occur without any shares of Common Stock in the capital of the Company being issued thereunder. For purposes hereof "**Knight Warrants**" means:

(a) that certain Common Stock Purchase Warrant (10 year warrant) dated January 22, 2015 in respect to 3,584,759 Warrant Shares;

(b) that certain Common Stock Purchase Warrant (10 year warrant) dated November 12, 2015 in respect to 4,547,243 Warrant Shares; and

(c) that certain "Notice of Stock Option Grant" dated December 14, 2015 with respect to 1,000,000 shares of Common Stock of the Company.

2. Sale of Subscription Shares. Pursuant to the terms and subject to the conditions set forth in this Agreement, Subscriber, in reliance upon the representations, warranties and agreements of Company contained herein hereby subscribes for and purchases from the Company, and the Company, in reliance on the representations, warranties and agreements of Subscriber contained herein and in consideration of the cancellation of the Knight Warrants, hereby sells and issues to Subscriber, the Subscription Shares.

3. Closing; Delivery.

(a) Closing. The closing of the purchase and sale of Subscription Shares to Subscriber hereunder (the "**Closing**") shall be held on the date hereof.

(b) Delivery. At the Closing of the sale of Subscription Shares to Subscriber, the Company shall deliver to Subscriber certificates for the Subscription Shares.

4. Representations and Agreements of the Company. The Company hereby represents, warrants and agrees with and to Subscriber as follows:

(a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b) Authorization. The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the performance of the Company's obligations hereunder has been taken. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (together, the "General Enforceability Exceptions").

(c) No Violation. Neither the execution and delivery of, nor the performance of obligations under, this Agreement nor the consummation of the transactions contemplated hereby by the Company do or will: (i) violate the Amended and Restated Certificate of Incorporation or By-laws of the Company, or (ii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body by which the Company is bound.

(d) Consents. No consent, approval, waiver, authorization or order of, or registration, notice or filing with, any court or governmental agency or body or other third party is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

(e) Capitalization.

(i) On the date hereof, the authorized capital stock of the Company consists of 300,000,000 shares of Common Stock. Upon the date hereof, 81,264,357 shares of Common Stock were issued and outstanding. The Company holds no shares of Common Stock in its treasury.

(ii) The Company has reserved 15,525,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company stock option plan. Of such reserved shares of Common Stock, options to purchase 5,000,000 shares of Common Stock have been granted and are currently outstanding.

(f) Valid Issuance of Subscription Shares. The Subscription Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this

Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws not exceeding six (6) months from the Closing and liens or encumbrances created by or imposed by Subscriber. Assuming the accuracy of the representations of Subscriber in Section 5 of this Agreement and subject to Section 4(d) above, the Subscription Shares will be issued in compliance with all applicable federal and state securities laws, including the placement on the certificate representing the Subscription Shares of a legend regarding the transfer restrictions under the Securities Act of 1933, as amended (the "Act"). Promptly upon receipt of a request from the Subscriber following such date that is six (6) months after the Closing, the Company shall instruct the transfer agent to remove the legend describing the transfer restrictions under the Act.

(g) Litigation. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement, or the right of the Company to enter into this Agreement, or to issue the Subscription Shares.

(h) No Directed Selling Efforts. No directed selling efforts have been made in the United States by the Company, a distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing.

5. Subscriber Representations and Warranties. In connection with Subscriber's subscription for, and purchase of, the Subscription Shares, Subscriber hereby represents and warrants to the Company as follows:

(a) Authorization. Subscriber has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as may be limited by the General Enforceability Exceptions.

(b) No Distribution. Subscriber is acquiring the Subscription Shares for Subscriber's own account, for investment purposes only and not for the account of any other person and not with a view to, or in connection with, any public resale or distribution of the same and without any present intention to sell the same in connection with any particular event or circumstances.

(c) Experience. Subscriber has such knowledge and experience in financial and business matters so as to be capable of evaluating and understanding, and has evaluated and understands, the merits and risks of an investment in the Company and the purchase of the Subscription Shares. Subscriber has completed its own independent investigation, review and analysis of the Company and has been given the opportunity (i) to obtain information and to examine documents relating to the Company and the Company's business, (ii) to ask questions of, and to receive answers from, the Company concerning the Company, the Company's business and the terms and conditions of this investment, and (iii) to obtain any additional information it has deemed necessary to verify the accuracy of any information previously furnished. Subscriber is relying solely on Subscriber's own investigation with respect to an investment in

the Company and the purchase of the Subscription Shares, and has neither received nor relied on any communication from the Company, the Company's officers or the Company's agents regarding any legal, investment or tax advice relating to an investment in the Company and the purchase of the Subscription Shares.

(d) Accreditation. Subscriber is an "accredited investor" as such term is defined in Regulation D promulgated under the Act. Subscriber is not an "affiliate" of the Company as that term is defined in Rule 405 promulgated under the Act.

(e) Offshore Transaction. The Subscription Shares are being purchased in an "offshore transaction" as that term is defined in Rule 902(h) promulgated under the Act.

6. General Provisions.

(a) Survival of Warranties. The representations and warranties contained herein will survive the sale of the Subscription Shares to Subscriber, as well as any investigation made by any party relying on same.

(b) Notices and Amendments. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand delivery as hereinafter provided. Any such notice, if sent by fax or other means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address shall also be governed by this Section 6(b). Notices and other communications shall be addressed as follows:

In the case of the Company:

SYNERGY CHC CORP.
865 Spring Street
Westbrook, Maine 04092
Attention: Jack Ross
E-mail: jack.ross@purebrands.ca

with a copy to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
U.S.A.
Attention: W. David Mannheim, Esq.
Fax: (919) 781-4865
E-mail: dmannheim@wyrick.com

In the case of Knight:

KNIGHT THERAPEUTICS (BARBADOS) INC.
The Business Centre
Upton, St-Michael
BB11103 Barbados
Attention: Michel Loustric, President
E-mail: mloustric@gud-knight.com

With a copy to:

Davies Ward Phillips & Vineberg LLP
900 Third Avenue 24th Floor
New York, New York 10022
U.S.A.
Attention: Hillel W. Rosen
Fax: (212) 308-0132
E-mail: hrosen@dwpv.com

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to rules thereof relating to conflicts of laws that would cause the application of the laws of another jurisdiction.

(d) Entire Agreement. This Agreement, and the documents referred to herein, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements related hereto and thereto. This Agreement may be amended only by a writing executed by the parties hereto.

(e) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if those invalid or unenforceable provisions were omitted, unless an essential purpose of this Agreement would be defeated by the loss of the invalid or unenforceable provisions.

(f) Specific Performance. The Company shall be entitled to enforce its respective rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Subscriber agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

(g) Finder's Fees. Each party represents that it neither is entitled to nor will be obligated to pay any finder's or broker's fee or commission in connection with this transaction. Subscriber agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's or broker's fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted

liability). The Company agrees to indemnify and to hold harmless Subscriber from any liability for any commission or compensation in the nature of a finder's or broker's fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability).

(h) Successors and Assigns. The terms of this Agreement shall inure to the benefit of and shall be binding upon each party's successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign any of its rights under this Agreement.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(j) Further Assurances. From and after the date of this Agreement, upon the request of the Company, Subscriber will execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

IN WITNESS WHEREOF, Subscriber and the Company have hereby executed this Agreement as of the date set forth above.

SUBSCRIBER:

KNIGHT THERAPEUTICS (BARBADOS) INC.

By: ______________________________

Name: MICHEL LOUSTRIC

Title: PRESIDENT

ACCEPTED:

SYNERGY CHC CORP

By: ______________________________

Name:

Title:

IN WITNESS WHEREOF, Subscriber and the Company have hereby executed this Agreement as of the date set forth above.

SUBSCRIBER:

KNIGHT THERAPEUTICS (BARBADOS) INC.

By: ______________________________

Name:

Title:

ACCEPTED:

SYNERGY CHC CORP

By: ______________________________

Name:

Title: